Exhibit 99.1

Transcript of
WidePoint Corp
First Quarter 2020 Earnings Call
May 14, 2020

Participants
Jin Kang - President & Chief Executive Officer
Jason Holloway - Executive Vice President, Chief Sales & Marketing Officer
Kellie Kim - Executive Vice President & Chief Financial Officer

Analysts
Mike Crawford - B. Riley FBR
Barry Sine - Spartan Capital Securities

Presentation

Operator
Good afternoon. Welcome to WidePoint's First Quarter 2020 Earnings Conference Call. My name is Christy, and I will be your operator for today's call. Joining us today's presentation is WidePoint's President and CEO, Jin Kang; Executive Vice President and Chief Sales and Marketing Officer, Jason Holloway; and Executive Vice President and CFO, Kellie Kim.

Following their remarks, we will open up the call for questions from WidePoint's publishing analysts and major investors. If your questions were not taken today and you would like additional information, please contact WidePoint's Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding forward-looking statements made during this call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the company's Form 10-K filed with the Securities and Exchange Commission.

Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Sir, please proceed.

Jin Kang - President & Chief Executive Officer
Thank you, operator and good afternoon to everyone. Thank you for joining us today to review our financial results for the first quarter ended March 31, 2020. I first want to recognize all who are suffering hardships or loss as we deal with the COVID-19 pandemic, as well as recognize our first responders, our healthcare workers and so many others who are on the frontline battling this crisis. I want to thank our dedicated staff that have been working through the adverse conditions to continue to deliver for our customers.

Now during our last call, we spent a good deal of time outlining why we were optimistic about our ability to build upon our momentum from last year despite the enormity of the changes to the economy, to the workplace and to all of our personal lives caused by the global pandemic. I'm very pleased to report today, that our optimism has been corroborated. In fact the first quarter of 2020 in many ways exceeded our expectations.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

During Q1, our revenues increased by 81% year-over-year to a record $39.7 million, which is substantially above the guidance we provided on our last call of $26 million to $31 million. It's worth noting that the record revenues were driven predominantly by carrier services, which nearly doubled from $14.3 million in the first quarter of last year to $28.3 million this year. This increase was mainly a result of our ongoing work alongside the US Department of Commerce to support the 2020 census, which we will discuss in a moment.

As a reminder, carrier services are extremely low-margin revenues. They help our top-line, but they do depress our margin profile. As a result, when evaluating our performance, we tend to focus more on our managed services revenue. So while the record revenues are a high point what's more encouraging is that our managed services also increased 52% to $11.5 million from $7.6 million last year. We also earned approximately $484,000 and $384,000 in net income in Q1 2020 and Q1 2019, respectively, an increase of 26% year-over-year.

As many of you know, the primary financial objectives of this management team are to grow the top-line and to drive profitability. Not only did we achieve both of those goals during the first quarter, we also increased our cash position by $2.4 million, which exceeded our expectation and was incredibly encouraging given the current macro environment.

Going into the quarter, we had anticipated using working capital to manage the uniquely large volume of work associated with the 2020 decennial census. However, because our customers were relatively unimpaired by the effects of COVID-19 during the first quarter, we were able to process our receivables efficiently and manage our cash quite effectively. We have not seen any indications so far, but we may see some deviation from this tendency during the second quarter and beyond. But the sound nature of our federal government customers combined with some additional trends we'll discuss today do give us confidence that our business remains relatively well-insulated from the broader effects in the market although our ability to predict when events occur has diminished.

Now before I go into too many financial details and steal all of Kellie's thunder, let's review some of the operational highlights for the quarter. The project that is perhaps most paramount to our business this quarter and the rest of the year is the US Census. At the start of the year, all deployments were running smoothly and work was progressing as planned. However, as the stay-at-home order and social distancing policies were instituted across the US, our operating model had to evolve to address the changing environment.

I know there have been some questions about how the new normal has impacted the census. So let me address some of those concerns. The US Census is constitutionally mandated. It would literally take an act of Congress for this project to be delayed. So far, we haven't seen any indication of that and all signs point to the project being completed before the year's end. However, the time line has shifted. Originally, the enumerators were supposed to be in the field from May to July.

Going door-to-door has become slightly more challenging as I'm sure you can imagine. So that time line has now extended until October. Because of the challenges, the Census Bureau has increased their forecast for the number of devices needed in the field by approximately 20%. The Department of Commerce must ensure that there are enough people to complete the survey on what may become a compressed time line. The Census Bureau also need to ensure that they have enough personnel should the enumerators fall ill.

From a purely business perspective, these trends benefit WidePoint. We are managing more devices than before and potentially for a longer period. While we cannot numerically quantify how the changes will impact our business yet, it's fair to say that we may have potentially more revenues for longer than we originally anticipated. Obviously, we're excited to play our part continuing to support this important project, but please bear in mind that we will likely only continue to receive meaningful revenues from this contract into the start of 2021.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

At that time, we will see a decline in revenues and potentially declining margins starting with the third quarter 2020. However, we as a management team will manage the associated costs to ensure that we do not see our overall margins profile erode as a result. During our last call, I mentioned that we expected to have a 12-month IDIQ contract in place for the Cellular Wireless Managed Services BPA contract by the end of April. For those of you outside of our industry, this is the large contract we have with the US Department of Homeland Security or DHS.

As you may have seen in your search in the Federal Procurement Database System or fpds.gov, we fully executed the sole source contract on April 30. As a result, our work with DHS will officially be continuing under this contract until the end of April 2021. This sole source contract can be extended beyond April of next year for a total duration of 2.5 years, if all options are exercised. As a reminder, we received the sole source contract in part to ensure that DHS' wireless services will be uninterrupted, while they continue to conduct a recompete for the longer-term contract. That recompete is still underway.

Currently, we expect the draft solicitation material to be released in May of this year with the full contract to be awarded by October 2020. We remain confident in our chances of securing this longer-term contract for all of the same reasons we've outlined in our prior calls. We are the incumbents. We have a history of excellent performance with this customer and we are highly integrated into their organization. We will continue to keep our investors apprised of updates on this contract as they are released.

But for now I'd like to turn the call over to Jason to provide you with an overview of the major news we announced in a press release on May 4, and that is our work with SYNNEX Corporation. Afterwards, Kellie will guide you through the financial results for the quarter. And then I'll come back on, for closing remarks, before we open the call to questions. Jason?

Jason Holloway - Executive Vice President, Chief Sales & Marketing Officer
Thank you, Jin. During our last call, I mentioned that we had been working on a new partnership with a major American multinational corporation that provides B2B IT services. Some of you may have been able to read the tea leaves. But on May 4, we publicly announced that the name of the partner is SYNNEX Corporation. This relationship is still in its early days, so I won't be able to share any metrics on our progress. But I do want to provide, a little bit of color, so that hopefully, there's more context for the potential significance of this partnership and why it excites us.

SYNNEX is a Fortune 200 company and is one of the largest IT distributors of OEMs, products and services through a large network of resellers. Currently, we have a vendor agreement with them in place, which allows them to distribute our Identity Management solution through the SYNNEX reseller network. Additionally, we're currently working with them to develop product sub offerings that may be attractive to their network.

There is a great deal of potential for this relationship to be a driver for WidePoint. But like so many other things in the world right now, the timing of when this may ramp-up is uncertain. We have been discussing the parameters of the vendor relationship and educating SYNNEX on our identity management credentialing offerings, since December of 2019, and ultimately came to fruition in the first quarter. However, that was before the US was materially affected by COVID-19.

As a result, while we are very excited about the partnership, we do not have a great deal of insight into when this relationship may start to bear fruit. And until then, and until we have tangible data points in case studies, credits as well as competitive sensitivities, dictate that we remain relatively conservative with our expectations and with what we disclose. As the relationship develops, we'll be sure to update our investors accordingly.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

While we're somewhat constrained on what we can share today regarding SYNNEX, I can share that the sales team had another successful quarter in Q1. During the quarter, we secured $20 million at Trusted Mobility Management or TM2 contract awards, which included new wins, extensions and exercised option periods. Much of this is, due to the quality of our solutions and the excellent relationships we maintain with our customers. But we did receive an extra boost this quarter from some macro tailwinds.

As we've discussed before, the core of TM2 is helping large enterprise navigate the complexity of the mobile landscape. We help organizations understand where their mobile assets are and how they are being secured and used. That landscape has only become more complex and more challenging to navigate in the past two months. For many, suddenly transitioning to work from home was daunting. Fortunately, for our customers, our products and services facilitate a more flexible workforce. Our services provide the IT infrastructure that allows the workforce to work remotely and our IdM solutions provide the secure communications for these remote sites.

And I'm pleased to report that, at the end of the quarter and certainly subsequent to its end, we've been able to help our clients through the transition and aid at many, who are involved in COVID-19 relief efforts.

On the federal side, we've actually seen expansions with many of our customers, especially with those who are at the forefront of the fight against COVID-19. One of the best case studies from the quarter is the work that we have done with US Army Corp. of Engineers or USACE.

USACE has been a WidePoint customer since 2011. When the coronavirus began impacting the US in earnest USACE was on the front lines trying to build additional hospital capacity. To meet the increased needs of their personnel, USACE expanded their work with us by adding an additional 5,000 lines of service. This particular expansion actually won't show up in our financials until the second quarter. But it's an example of a trend we've seen with many of our federal customers, who have been working around the clock to help all of us stay healthy and return to normal.

On the commercial side, the story is slightly different. Priorities have changed. Communication is perhaps more important than ever, because the world is more mobile and more distributed than ever. Mobile devices are being used more frequently and as a result, telecom costs are increasing. It may not be the most exciting component for what we do, but one of the most important parts of our business is how we save customers' money on their mobile and telecom expenses. And in a world that has suddenly become highly price sensitive, that's powerful.

Helping our customers avoid large cost increases from overage fees is particularly pertinent during this challenging time. And we're very proud to be able to provide that support. During the first quarter alone, we have saved our commercial clients approximately $740,000.

The start of this year has been anything but conventional, and we're very fortunate to be positioned to continue pushing forward and building upon the momentum of last year. There remains a great deal of uncertainty in the world, but we're proud to play a part no matter how small it maybe in the solution.

Going forward, we plan to continue investing in the sales team and working with systems integrators to ensure that more organizations are aware of the benefits of working with WidePoint, especially in the current environment.

We're looking forward to continuing to help our customers and others navigate the uncertainty as best as we can and ensure that they have the necessary means to continue operating effectively.

With that, I will hand the call over to Kellie.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

Kellie Kim - Executive Vice President & Chief Financial Officer
Thank you, Jason. As noted in our earnings release, we finished the year with record revenues, produced positive EBITDA, earned positive net income and improved our cash position.

Turning to our results for the first quarter ended March 31, 2020. First quarter revenue was $39.7 million, up 81% from the $21.9 million reported last year. Year-over-year growth was primarily driven by increases in revenue from carrier services.

Looking at the revenues in more detail, carrier services increased 98% to $28.3 million from $14.3 million in the first quarter of last year. The US Census project contributed the majority of the carrier revenue growth in 2020.

As a reminder, we consider revenue from carrier services to be very low margin revenue. And in the first quarter of 2020, it accounted for 71% of revenue compared to 55% in the first quarter of 2019.

I want to highlight that managed services also increased by 52% to $11.5 million from $7.6 million in the first quarter of last year. The increase in managed services was primarily due to expansions of managed services for existing government and commercial customers as well as increases in sales of accessories to our government customers as compared to last year.

The census project contributed to 12% of growth in managed services. The increase in managed services was also better than expected. In the second half of March, we had an unexpected increase of customer demand for devices and accessories. Some portion of the equipment sale in March is likely attributable to a pull forward of future demand, but it's difficult to quantify at this point.

Our gross profit for the first quarter increased 17% to $5 million from $4.3 million in the first quarter of 2019. Gross margin was 12.5% in the first quarter, compared to 19.4% in the first quarter of 2019. The decrease in gross margin was driven by the increase in carrier services revenues previously discussed.

In the first quarter of 2020, operating expenses increased by 11% to $4.2 million from $3.8 million in the first quarter of last year. As a percentage of revenue, operating expenses amounted to 10.7% of revenue as compared to 17.2% in the first quarter of 2019.

The increase in SG&A expense reflects higher payroll costs consistent with higher employee count and higher stock-based compensation. For the first quarter of 2020, GAAP net income was $484,000, an improvement of 26% from income of $384,000 in the first quarter of 2019.

On a non-GAAP basis, EBITDA for the first quarter of 2020 was $1.2 million compared to $958,000 in the same period last year. To clarify, this is similar to adjusted EBITDA, which we have reported historically but it excludes stock-based compensation. At this point, we believe EBITDA is a more objective measure of evaluating our financial performance. So it is our intention to report this figure going forward.

Shifting to the balance sheet. We exited the quarter with $9.3 million in cash, net working capital of $5.9 million and approximately $5 million available to draw down on our credit facility. This completes my financial summary. For a more detailed analysis of our financial results, please reference our Form 10-Q, which was filed prior to this call.

So with that I would like to turn it back to Jin.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

Jin Kang - President & Chief Executive Officer
Thank you, Kellie and thank you, Jason. There's no doubt that the start of the year has been volatile. And in large part we've benefited from that volatility. As we discussed today, we believe that there are many reasons to suspect those positive drivers will continue. But at the same time the uncertainty has clouded what visibility we had into the rest of the year.

We're confident in our prospects over the long run but not in our ability to predict when they will come to fruition in the short term. For those reasons we are not yet prepared to reinstitute full year guidance nor do we believe it will be constructive at this time to provide a projection for the second quarter.

Our last call was on March 24 and with the insight we had into the quarter at that time, we provided an estimated range of Q1 results. But even at such a late date in the quarter, our expectations were still far removed from our actual results.

As we've discussed, much of the discrepancy stem from how quickly things can change given the current volatility. From our perspective, that volatility has not been eradicated. There are many changes occurring in our industry. And while many are positive they are not universally so.

For example, in both federal and commercial space, call volume is down, which seems to contradict the push we've seen that has driven up the telecom life cycle management revenues. Call volume is not a metric that has substantial impact on our revenues but it could be a harbinger of decline in certain sectors in the future.

For example, accessory sales may decrease as a result. But as Jason mentioned, despite the decrease in volume, we've seen an increase in activity from some of our government customers and especially from those heavily involved in battling the pandemic. The National Institute of Allergy and Infectious Diseases, the CDC, the US Army Core of Engineers and the Department of Homeland Security are at the forefront and have continued expanding their work with us and we have risen to the challenge.

Our offices and especially our logistics facilities have remained open the entire time while at the same time observing all social distancing guidelines. We have never missed a day and we're doing everything possible to ensure that we can get devices out to those on the front lines.

So ultimately, we're receiving some mixed messages. The trends are positive for the most part but there's still a fair amount of uncertainty which makes predictions challenging. We're optimistic about our prospects and our ability to drive profitability in the long term but the fact remains that we simply do not know what the world will look like as people attempt to return to some semblance of normalcy. However, we do know that so far WidePoint has performed well and we're going to do everything we can to continue that trend.

Going forward, we're going to continue expanding our TLM capabilities and our IdM channel partnership. We're going to keep chasing after the high-margin managed services revenues. And we're going to keep working to build our pipeline of new opportunities.

This past quarter, we grew managed services revenue by 52%, GAAP net income by 26%. We improved our cash position and we have no debt. If you combined our financial strength with the resilience of our customer base and the opportunities ahead of us, we believe that we are in a strong position to continue executing against our strategic initiatives, support the critical needs of our customers and deliver strong results for our shareholders.

With that covered, we are ready to take questions from our major shareholders and analysts. Operator, would you please open the call for questions?

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

Operator
Thank you. [Operator Instructions] And our first question will come from Mike Crawford with B. Riley. Please go ahead.

Q: Thank you, and thank you Jin for explaining the decision to not provide guidance given the mixed messages you're seeing. What were the primary positives of variance to get the revenue up closer to $40 million versus the $30 million top end of the range that you saw just seven days before the end of the quarter?

Jin Kang - President & Chief Executive Officer
Right. Thank you Mike for that question, and good afternoon. I hope things are going well out in California. The—when we had our earnings call on the 24th, we had clear visibility into the first month of the year and we have preliminary numbers for February. What happened was is that there was a significant increase in the number of devices being activated for the census project. And also there was a late quarter order from the Federal Air Marshals under our Department of Homeland Security, which bumped up the revenues for the last couple of months. And so that's what caused the variance.

We should not see the increase from the Federal Air Marshals' work, but we should see the continuing work from the census project. So going forward into the second quarter, barring any unknown circumstances, we should see similar top line revenues slightly less perhaps than the first quarter.

Q: Okay. Thank you. And I believe the prior operating assumption was that you might manage 400,000 devices but the census ended up taking 500,000 devices. Is that correct? And then—well, if that's not correct please enlighten us to the extent that you can. And then are you getting paid like a per device per month managed services price that you can disclose?

Jin Kang - President & Chief Executive Officer
So I'll answer both of those questions. The first question is the number of units that we mentioned in the last call was like top 400,000 around 500,000. And because of the enumerator schedule has now been extended from July to October. They're also estimating that there's going to be additional device needed and additional enumerators needed in case some of the enumerators may fall ill, or they may have to complete this enumeration before the end of the year, so there'll be more folks on the street. And they are increasing that number by approximately 20% on top of the 0.5 million, okay?

And in terms of the pricing associated with it, it's based upon time and material and labor hour. So we should have a better estimate come second quarter. But there should be a corresponding increase in our managed services because of that. Does that answer your question?

Q: Yeah, that's helpful. But if I was just to stipulate that the census wrapped up their work on October 31st or on a-date then past that date, what would be your expectations regarding ongoing work if any with the Census Bureau from that point forward in the near-term?

Jin Kang - President & Chief Executive Officer
Right, right. So what will happen is that right now the current schedule is that the enumeration will end in October. I think it'll be—I think it was mid-October. And then there'll be decommissioning of these devices and reverse logistics associated with these devices. So we see the revenues coming in towards the end of this year and beginning of next year. The contract technically runs out until—I'm going to have to look this up. I believe it was April of 2022, but a lot of the revenues should trickle down in the—towards the first quarter of next year.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

Q: Okay. Great. Thank you. And then last question is I thought that maybe the RFP—draft RFP, excuse me, was due in June. You're saying maybe by the end of May. Is that based on any updated information you can disclose?

Jin Kang - President & Chief Executive Officer
Yes. So in terms of the sole source, we did get the—we received that and on the 30th of April and that has a period of performance of 12 months with a six-month option period. And which can be extended another 12 months, if they execute a task order right at the end of that contract period. So conceivably 2.5 years. The full recompete of the CWMS BPA contract. The schedule was announced and it was toward the end of May beginning of June is when the RFP, the draft solicitation material is supposed to come out. My guess is is that there's a possibility that may slip until June, but they're holding to their schedule of awarding that contract by October of this year.

Q: Great. Well, thank you very much.

Jin Kang - President & Chief Executive Officer
Okay. Thank you, Mike. And enjoy the surf party out in L.A.

Operator
And our next questions come from Barry Sine with Spartan Capital Securities. Please go ahead.

Jin Kang - President & Chief Executive Officer
Hi, Barry.

Q: Hey. Good afternoon. I guess first question for Kellie on the change in calculation of EBITDA. Now you're giving out EBITDA, you're not putting adjusted EBITDA in the press release. I was able to go in and dig into the Q, because you guys—how do you file it so timely—and figure out stock-based compensation. And that's a non-cash charge and that specifically is something I see other companies exclude. So why the change in the philosophy? That number was actually pretty significant this quarter if I look at the Q.

Kellie Kim - Executive Vice President & Chief Financial Officer
Hi, Barry. Thank you for that question. I believe after 11 consecutive quarters of positive adjusted EBITDA and we are beyond turning the company around and we don't have the one-off expenses in the near future. And so these stock-based compensations, we consider to be ongoing expense, and we don't see at least in the first quarter of 2020, we have not seen a decline in our collection activity.

Cash inflow is still very strong. And so we wanted to stay with as much as we can GAAP-based type of financial metrics. I know EBITDA is non-GAAP, but it's widely used. And so that was really a philosophy change for the management to be measuring that GAAP net income and also the non-GAAP EBITDA. But in the press release too, in the G&A line items, we do specify the amount of stock-based compensation expense.

Jin Kang - President & Chief Executive Officer
Barry, does that answer your question?

Q: Yes. Just going back on the census.

Jin Kang - President & Chief Executive Officer
Yes.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

Q: So the—bringing back the devices back in, I guess, there's a fancier term for that. You mentioned that when you sent the devices out, you were building on time material labor hours. Would it not be the same thing for returning the devices? And wouldn't that be perhaps similar revenue and a similar amount of time? Obviously, there's no material, because you're getting devices back, but wouldn't the time be similar to return the devices?

Jin Kang - President & Chief Executive Officer
Not exactly. It will be far less in terms of the number of folks that's required to bring the stuff back, because when we roll out the devices, there's a lot of tasks that have to be performed in terms of imaging the devices, making sure that they're logged in properly, making sure that they're activated, and so forth.

And so there's a lot of items that we have to handle and install. When the devices come back, the thing that major tasks are the logistic piece of it shipping and receiving and wiping the device and which is done automatically using tools that we have. So the number of hours will decrease markedly come first quarter.

Q: Okay. And you mentioned the push out until mid-October on the enumeration period. Conversely, if I were to read in the press an announcement from the Census Bureau that things are still at out there and they wanted to push that out further the math would—how would I interpret that in terms of looking at your results?

Jin Kang - President & Chief Executive Officer
If they do have, as I said, an act of Congress and they decide to change and push the data out to let's say end of this year or first quarter of next year, we would have continuing revenues a similar profile out until end of first quarter and then the reverse logistics will start in the second quarter. So we would have increased revenues as a result of that, because a lot of the things that we have to do continues on for example people losing their passwords and having to reset their passwords, and reimaging their phones and application support and all of that we do that. And so the level of effort will continue on as long as the enumerators are out there.

Q: Okay. And then, I understand you're not giving formal guidance. You did give some sense of what year-over-year comparisons would look like after that period of census revenue works its way through. And I kind of missed that. If you go back to what you were talking about, I think you said, you could see a year-over-year decline in overall revenue and I'm guessing that might work its way through over a period of four quarters until that anniversaries. Could you kind of repeat what you said and maybe expand upon it?

Jin Kang - President & Chief Executive Officer
And so at the end of this year, we'll see the census revenue trickle to an immaterial amount. And so, we'll see the revenue go back down to the pre-census work. That's assuming that we don't activate any additional work going forward. So given everything equal, we would probably go back down to the run rate of perhaps the third quarter of last year is kind of my estimate.

Q: And that difficult period of comparison then would last for several quarters because you'll have Census Bureau revenue in your results for several quarters, correct?

Jin Kang - President & Chief Executive Officer
We will have the census for the next—second quarter, third quarter and a lot of it in the fourth quarter and a little bit in the first quarter of next year.

Q: Okay.

Jin Kang - President & Chief Executive Officer
Does that answer your question?

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

Q: Yes, yes. My last question NGEN-R on the last earnings call. You talked about two opportunities still to kind of take another bite at the apple. So the first one was the contractor General Dynamics who lost out, who you were bidding with had filed a protest. If you could give us an update on the status of that protest. And then you also mentioned that the winning bidder was Leidos. And obviously, you have a very good relationship with them and there's a possibility that you could involve yourself in their winning bidding team even after the contract has already been awarded to them?

Jin Kang - President & Chief Executive Officer
So the current status of the protest is it's still ongoing. They haven't settled the protest. We don't have visibility into the current protest process other than we know that is under protest. The other part Leidos, yes, we have a fantastic business working relationship with them. And we are trying to get on the team. However, all of the things are sort of on hold, because they're waiting for the settlement of this protest. So they're kind of waiting to make any kind of decision on teaming or adding additional team members until the protest is resolved. And I figure you're going to ask, when is that going to be? I wish I had a crystal ball to be able to answer that question, but I don't. Sorry.

Q: Yes. You're right. I was going to ask that. And there is no statutory or regulatory deadline that if they protest this issue on a certain day they have to make a decision X number of days later or it can be indefinite?

Jin Kang - President & Chief Executive Officer
No. There is specific response time of when these protests have to be responded to by the agency. I have to go back and look at how many days, but it's usually like a 90 days response time from the agency. And then, if they do an OMB protest and that's another 60 days. And then I think that they can go through the Federal Court of Appeals, which can take forever kind of thing. So, my guess is that they protested within the agency, but that doesn't mean that they can raise it up to the OMB level. So, it could be a long drawn-out process. I'll try to find out more information and I'll try to fill you in on the next earnings call.

Q: Okay. Those are my question. Thank you very much.

Jin Kang - President & Chief Executive Officer
Great. Thank you, Barry.

Operator
[Operator Instructions] And next we'll move to Sam Donaldson, a Private Investor. Please proceed.

Q: Well, congratulations on the quarter that I think many of us long-term investors have looked forward to. Not only is there light at the end of the tunnel there's light in the tunnel. And I think Jin and Jason and Kellie and all of the management team have our thanks.

Now since I should ask a question and not just heap praise on you I'll do that. You seem to be very happy that you think we'll get the recompete whether from the new DHS contract for the full contract. Now, if we do, are our margins going to be better? Is there a way that they will be better for this particular contract?

Jin Kang - President & Chief Executive Officer
Thank you, Sam. Thank you for that question. The answer is, yes, we do feel pretty confident. I think I used the term hammerlock versus a mortal lock last time and I know Mike Crawford keeps repeating that. So, I think we have a very good chance of winning the DHS contract for all of the reasons that we mentioned in the previous earnings call. And yes we do plan on modifying our prices. I don't want to go into too much details on that because I think it would be some competitive information that we don't want to give out, but that is our goal to improve the margins on the project.

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Transcript: WidePoint Corp First Quarter 2020 Earnings Call May 14, 2020

Q: Well actually I asked the question particularly because one of our long-time investors Gordon Gray [ph] posts the contracts as they come forward. And then the trolls on our message board immediately say bet you don't make any money off it he uses money or what have you. Well never mind the trolls, they don't control WidePoint. Thank goodness they never have. But it would be good if our federal contracts provide a better margin than we've had to have in the past. And that's why I asked.

Jin Kang - President & Chief Executive Officer
Thank you. And I want to dispel some rumors out there about that in terms of the profitability of the DHS contract. The DHS contract is a profitable contract. Without the DHS contract, we would not be showing the improvements that we have in our bottom line profitability.

Q: Understand. All right. Thanks very much gentlemen and ladies. We appreciate your efforts.

Jin Kang - President & Chief Executive Officer
Thank you, Sam. Thank you.

Operator
And at this time, that concludes our question-and-answer session. If your question was not taken, please contact WidePoint's IR team at WYY@gatewayir.com. I'd now like to turn the call back over to Mr. Jin Kang for his closing remarks. And thank you for joining us.

Jin Kang - President & Chief Executive Officer
Thank you. Thank you, Christy. Thank you, operator. We appreciate everyone taking the time to join us today. And as the operator mentioned, if there were any questions that we did not address today, please contact our IR team. You can find their full contact information at the bottom of today's earnings release. Thank you again and have a great evening.

Operator
Thank you all for joining us for WidePoint's First Quarter 2020 Conference Call. You may now disconnect your lines.

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